Filed Pursuant to Rule 424(b)(3)
                                          Registration Statement No. 333-112843

 Prospectus Supplement No. 8

                                [GRAPHIC OMITTED - LOGO]


                9 3/8% Senior Subordinated Secured Notes due 2009
                                       and
                             Shares of Common Stock

         This prospectus supplement supplements the prospectus dated February 20, 2004 of AirGate PCS, Inc., as supplemented by prospectus supplement No. 1 dated March 5, 2004, prospectus supplement No. 2 dated March 8, 2004, prospectus supplement No. 3 dated March 10, 2004, prospectus supplement No. 4 dated March 12, 2004, prospectus supplement No. 5 dated March 24, 2004, prospectus supplement No. 6 dated March 30, 2004 and prospectus supplement No. 7 dated April 1, 2004, relating to the sale by certain holders of our 9 3/8% Senior Subordinated Secured Notes due 2009 and shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

         The following line item in the table of Selling Holders contained in the prospectus is hereby amended as follows:


                                                   Principal Amount
                                                       of Notes
                                                     Beneficially          Number of Shares
                                                    Owned that may         of Common Stock          % of Outstanding
Name                                                  be sold ($)          that may be sold           Common Stock
----                                               ----------------        ----------------         ----------------

JMB Capital Partners, LP
      JMB Capital Partners, LP                         2,213,300                   0                       *
40/86 Advisors
      40/86 Series Trust - High Yield Portfolio          69,300                  2,695                     *
      Bankers Life & Casualty Co. - High Yield          533,300                 20,722                     *
      Managers - High Yield Fund (formerly              725,300                 27,242                     *
        Conseco Fund Group - High Yield Fund)
      40/86 Strategic Income Fund (formerly             741,300                 28,806                     *
        Conseco Strategic Income Fund)

         Our common stock is quoted on The Nasdaq National Market under the symbol "PCSA." On April 13, 2004, the reported last sale price per share of our common stock on The Nasdaq National Market was $15.90.

         Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 4 of the prospectus.
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         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
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            The date of this Prospectus Supplement is April 14, 2004